Prospectus Supplement (To prospectus supplement dated November 9, 2009, prospectus supplement dated September 17, 2009 and prospectus dated March 31, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-158319

16,388,150 Shares

ZIONS BANCORPORATION

Common Stock

Pursuant to our Equity Distribution Agreement dated September 17, 2009, with Goldman, Sachs & Co., or Goldman Sachs, which has been filed as an exhibit to a report on Form 8-K with the Securities and Exchange Commission, or SEC, on September 17, 2009 and is incorporated by reference herein, during the period from September 17, 2009 through February 26, 2010, we have sold, through Goldman Sachs as our sales agent, an aggregate of 16,388,150 shares of our common stock, without par value, of which 11,237,500 and 1,480,150 were sold in the fourth quarter of 2009 and the first quarter of 2010, respectively, through ordinary brokers’ transactions or otherwise on the Nasdaq Global Select Market, or Nasdaq, at market prices. The aggregate sales price for the sale of these shares over that period was $249,957,104.37. There are no shares of common stock remaining to be sold pursuant to the Equity Distribution Agreement.

Our common stock is quoted on the Nasdaq under the symbol “ZION.” The last reported sale price of our common stock on Nasdaq on February 26, 2010 was $18.54 per share.

Gross proceeds to Zions Bancorporation	$249,957,104.37
Commission to Goldman Sachs	$4,249,356.55
Net proceeds to Zions Bancorporation (1)	$245,707,747.82

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(1)	Excludes SEC filing fees and wiring fees

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus dated March 31, 2009 and the prospectus supplements dated September 17, 2009 and November 9, 2009.

Investing in our common stock involves a high degree of risk. See “Risk Factors” section beginning on page S-3 of the prospectus supplement dated September 17, 2009.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any of our banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

Goldman, Sachs & Co.

The date of this prospectus supplement is March 1, 2010